STOCK EXCHANGE AGREEMENT

                           by and among

                         AQUAGENIX, INC.,

                   GARRY SEITZ AND JAN P. SEITZ

                               AND

          GOOD SHEPHERD, INC. d/b/a GREEN PASTURES, INC.




                         December 31, 1996


                          TABLE OF CONTENTS


1.   Purchase and Sale.. . . . . . . . . . . . . . . . . . . .  2
     1.1  GPI Shares to be Sold. . . . . . . . . . . . . . . .  2
     1.2  Amount and Payment of Purchase Price . . . . . . . .  2
     1.3  Payment of Purchase Price. . . . . . . . . . . . . .  2

2.   The Closing.. . . . . . . . . . . . . . . . . . . . . . .  3

3.   Items to be Delivered at Closing. . . . . . . . . . . . .  3
     3.1  Selling Shareholders' Deliveries . . . . . . . . . .  3
     3.2  Aquagenix's Deliveries . . . . . . . . . . . . . . .  3
     3.3  Further Assurances . . . . . . . . . . . . . . . . .  4
     3.4  Confidentiality. . . . . . . . . . . . . . . . . . .  4
     3.5  Standstill . . . . . . . . . . . . . . . . . . . . .  5

4.  Representations and Warranties of GPI and the Selling Shareholders..6
     4.1  Organization and Corporate Authority . . . . . . . .  6
     4.2  Charter, By-Laws and Minutes . . . . . . . . . . . .  6
     4.3  Authorization and Validity . . . . . . . . . . . . .  7
     4.4  No Violation . . . . . . . . . . . . . . . . . . . .  8
     4.5  Absence of Certain Changes . . . . . . . . . . . . .  9
     4.6  No Subsidiaries; Other Interests . . . . . . . . . . 10
     4.7  Financial Statements.. . . . . . . . . . . . . . . . 10
     4.8  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 13
     4.9  Interests of Certain Affiliates. . . . . . . . . . . 15
     4.10 Insurance. . . . . . . . . . . . . . . . . . . . . . 15
     4.11 Names, Franchises, Permits, Etc. . . . . . . . . . . 15
     4.12 Title to Assets. . . . . . . . . . . . . . . . . . . 16
     4.13 Condition of Assets. . . . . . . . . . . . . . . . . 16
     4.14 Leases . . . . . . . . . . . . . . . . . . . . . . . 17
     4.15 Agreements . . . . . . . . . . . . . . . . . . . . . 17
     4.16 Employment Matters . . . . . . . . . . . . . . . . . 18
     4.17 Litigation . . . . . . . . . . . . . . . . . . . . . 18
     4.18 Litigation . . . . . . . . . . . . . . . . . . . . . 19
     4.19 Finder's Fee . . . . . . . . . . . . . . . . . . . . 20
     4.20 Approvals. . . . . . . . . . . . . . . . . . . . . . 20
     4.21 Licenses and Compliance with Law . . . . . . . . . . 20
     4.22 Trademarks, Tradenames, Etc. . . . . . . . . . . . . 20
     4.23 Disclosures. . . . . . . . . . . . . . . . . . . . . 21
     4.24 Books and Records. . . . . . . . . . . . . . . . . . 21
     4.25      Environmental . . . . . . . . . . . . . . . . . 21
     4.26 Announcement . . . . . . . . . . . . . . . . . . . . 24
     4.27 Personal Property. . . . . . . . . . . . . . . . . . 24

5.   Representations of Aquagenix. . . . . . . . . . . . . . . 25
     5.1  Organization of Aquagenix and Corporate Authority. . 25
     5.2  Aquagenix's Authority. . . . . . . . . . . . . . . . 26
     5.3  No Violation . . . . . . . . . . . . . . . . . . . . 26
     5.4  Approvals. . . . . . . . . . . . . . . . . . . . . . 27

6.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 27

7.   Survival of Representations and Warranties. . . . . . . . 27

8.   Covenants of Selling Shareholders . . . . . . . . . . . . 28
     8.1  Access to Information. . . . . . . . . . . . . . . . 28
     8.2  Obtaining Consents . . . . . . . . . . . . . . . . . 28
     8.3  Covenant to Satisfy Conditions . . . . . . . . . . . 28
     8.4  Provide Information. . . . . . . . . . . . . . . . . 29
     8.5  Investment Intent. . . . . . . . . . . . . . . . . . 29
     8.6  Right of First Refusal . . . . . . . . . . . . . . . 29
     8.7  Piggy-Back Registration Rights . . . . . . . . . . . 31

9.   Conditions Precedent to the Obligations of Aquagenix. . . 32
     9.1  Representations and Warranties True. . . . . . . . . 32
     9.2  No Obstructive Proceedings . . . . . . . . . . . . . 32
     9.3  Certificates, Documents, Financial Statements and Due Diligence
          Inspection Satisfactory. . . . . . . . . . . . . . . 33
     9.4  Performance. . . . . . . . . . . . . . . . . . . . . 33
     9.5  Opinion of Counsel . . . . . . . . . . . . . . . . . 33
     9.6  Governmental Permits and Approvals Corporate Resolutions 35
     9.7  Third Party Consents . . . . . . . . . . . . . . . . 36
     9.8  Compliance Certificate . . . . . . . . . . . . . . . 36
     9.9  Resignation of Officers and Directors. . . . . . . . 36

10.  Conditions Precedent to the Obligations of Selling Shareholders 36
     10.1 Representations and Warranties True. . . . . . . . . 36
     10.2 No Obstructive Proceeding. . . . . . . . . . . . . . 37
     10.3 Performance by Aquagenix . . . . . . . . . . . . . . 37
     10.4 Compliance Certificate . . . . . . . . . . . . . . . 37

11.  Conduct of GPI's Business Pending the Closing . . . . . . 37
     11.1 Regular Course of Business . . . . . . . . . . . . . 37
     11.2 Amendments . . . . . . . . . . . . . . . . . . . . . 37
     11.3 Capital Changes; Dividends; Redemptions. . . . . . . 38
     11.4 Subsidiaries . . . . . . . . . . . . . . . . . . . . 38
     11.5 Organization . . . . . . . . . . . . . . . . . . . . 38
     11.6 Certain Changes. . . . . . . . . . . . . . . . . . . 38
     11.7      Insurance/Properties. . . . . . . . . . . . . . 39
     11.8 Chemicals and Other Inventories. . . . . . . . . . . 39
     11.9 Compliance with the Laws . . . . . . . . . . . . . . 40
     11.10     Wrongful Action . . . . . . . . . . . . . . . . 40

12.  Termination . . . . . . . . . . . . . . . . . . . . . . . 40
     12.1 Termination. . . . . . . . . . . . . . . . . . . . . 40
     12.2 Effect of Termination. . . . . . . . . . . . . . . . 40

13   Additional Agreements.. . . . . . . . . . . . . . . . . . 41
     13.1 Agreement Not to Compete . . . . . . . . . . . . . . 41
     13.2 Non-Competition Agreements . . . . . . . . . . . . . 43
     13.3 Liabilities Assumed. . . . . . . . . . . . . . . . . 44

14.  Indemnification by Selling Shareholders.. . . . . . . . . 44
     14.1      Obligation of Selling Shareholders to Indemnify 44
     14.2 Claims by Third Parties. . . . . . . . . . . . . . . 45
     14.3 Defensive Claims by Third Parties. . . . . . . . . . 45

15.  Indemnification by Aquagenix. . . . . . . . . . . . . . . 46
     15.1 Obligation of Aquagenix to Indemnify . . . . . . . . 46
     15.2 Claims by Third Parties. . . . . . . . . . . . . . . 47
     15.3 Defensive Claims by Third Parties. . . . . . . . . . 47

16.  General . . . . . . . . . . . . . . . . . . . . . . . . . 48
     16.1 Entire Agreement . . . . . . . . . . . . . . . . . . 48
     16.2 Separate Counterparts. . . . . . . . . . . . . . . . 48
     16.3 Parties in Interest. . . . . . . . . . . . . . . . . 48
     16.4 Assignment . . . . . . . . . . . . . . . . . . . . . 49
     16.5 Notices. . . . . . . . . . . . . . . . . . . . . . . 49
     16.6 Gender . . . . . . . . . . . . . . . . . . . . . . . 50
     16.7 Governing Law. . . . . . . . . . . . . . . . . . . . 50
     16.8 Jurisdiction . . . . . . . . . . . . . . . . . . . . 50


                            SCHEDULES

1.0       Selling Shareholders
4.2       Charter, By-Laws and Minutes of GPI
4.3(d)    Resolution of Board of Directors
4.6       New Subsidiaries; Other Interests
4.7(b)    Undisclosed Liabilities
4.10      Insurance
4.14      Leases/Contracts
4.15      Agreements
4.16      Employment Agreement
4.17      Litigation
4.21      Licenses


                             EXHIBITS
                                             To Be Supplied By   Section #

Exhibit A Articles of Incorporation, Bylaws
          and Certificate of Good Standing        Buyer          Preamble
Exhibit B Financial Statements                    Seller              4.7
Exhibit C Opinion of Counsel                      Buyer               9.5

                     STOCK EXCHANGE AGREEMENT


     THIS STOCK EXCHANGE AGREEMENT (the "Agreement") dated as of December
31, 1996, by and among AQUAGENIX, INC. ("Aquagenix"),a Delaware corporation, and the shareholders set forth on Schedule 1, who are Garry Seitz and Jan P. Seitx (collectively the "Selling Shareholders"), the holders of all outstanding shares of capital stock of Good Shepherd, Inc. d/b/a Green
Pastures, Inc. ("GPI"), a Georgia corporation.
     WHEREAS, GPI is engaged in the business of providing industrial vegetation management, further defined as weed, brush, and tree control, growth regulation of grasses, weeds and plants along roadsides, right of ways, airports, industrial sites and along safety guardrails  (GPI's activities in pursuing the business of providing industrial vegetation management and right of way maintenance are herein referred to as the "Business"); and
     WHEREAS, the Selling Shareholders desire to own 500 shares of the issued and outstanding capital stock of GPI  which constitute 100% of the issued and outstanding shares of GPI.  The foregoing shares of capital stock are hereinafter collectively referred to as the "GPI Shares".
     WHEREAS, this Agreement sets forth the terms and conditions upon which the Selling Shareholders will sell the GPI Shares to Aquagenix, and Aquagenix will purchase from the Selling Shareholders one hundred (100%) percent of the GPI Shares.
     In consideration of the mutual promises contained herein and intending to be legally bound, the parties hereto covenant and agree as follows:
1.   Purchase and Sale.
     1.1   GPI Shares to be Sold.   Subject to the terms and conditions of
this Agreement, at the Closing (as hereinafter defined) the Selling
Shareholders shall sell,transfer, convey, assign and deliver to Aquagenix all the GPI Shares free and clear of all liens, claims, charges and encumbrances of whatever nature. The purchase price to be paid by Aquagenix and the terms and conditions of such purchase shall be as specified in Section 1.2 and 1.3 hereof.
     1.2   Amount and Payment of Purchase Price.    Subject to the terms and
conditions of this Agreement, Aquagenix agrees to pay the Selling Shareholder the purchase price, 96,000 shares of Aquagenix unregistered Common Stock delivered at Closing. The terms of payment for the Aquagenix Purchase Price shall be as set forth in Section 1.3 hereof.
     1.3   Payment of Purchase Price.    The Purchase Price shall be payable
by the issuance to the Selling Shareholders of 96,000 shares of Aquagenix unregistered Common Stock ("Aquagenix Shares").
2.   The Closing.
     The Closing (the "Closing") shall take place on December 31, 1996 at
9:00 a.m. EST at the offices of Aquagenix, Inc., 6500 N.W. 15th Avenue, Fort Lauderdale, Florida, or at such other place and time as agreed upon by the parties.
3.   Items to be Delivered at Closing.
     3.1   Selling Shareholders' Deliveries.    At the Closing, the Selling
Shareholders will deliver to Aquagenix:
           (i) stock certificates evidencing the GPI Shares owned by the Selling Shareholders, duly endorsed in blank and with all requisite stock transfer and tax stamps affixed, with signatures; and (ii) all such schedules, exhibits, opinions, contracts, resolutions, agreements and documents as are provided for herein to be delivered by the Selling
Shareholders to Aquagenix and such other instruments, documents and agreements as Aquagenix may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.
     3.2   Aquagenix's Deliveries.    At the Closing, Aquagenix will cause to
be delivered to the Selling Shareholders (i) stock certificates evidencing the Aquagenix Shares, and (ii) all such schedules, exhibits, opinions, contracts, resolutions, agreements and documents as are provided for herein to be delivered by Aquagenix to the Selling Shareholders and such other instruments, documents and agreements as Selling Shareholders may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.
     3.3   Further Assurances.    After the Closing, the Selling Shareholders
shall from time to time, at the request of Aquagenix and at Aquagenix's expense, execute and deliver such other instruments and take such other actions as Aquagenix may reasonably request, in order to more effectively consummate the transactions contemplated hereby. After the Closing,
Aquagenix shall from time to time at the request of the Selling Shareholders and at the Selling Shareholders' expense, execute and deliver such other instruments and take such other actions as the Selling Shareholders may reasonably request, in order to more effectively consummate the transaction contemplated hereby.
     3.4   Confidentiality.    Each party hereto agrees that it will hold
and cause its affiliates, employees, auditors, attorneys, financial advisors, bankers and other consultants, to hold in strict confidence, unless compelled to disclose by judicial or administrative process, all documents and information concerning the other party furnished to it by such other party or their representatives in connection with transactions contemplated by this Agreement (except to the extent that such party can show that such information furnished was (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, (iii) lawfully acquired from other sources by the party to which it was furnished), and each party agrees that it will treat such information as the sole property of the party furnishing such information and it will not use such information other than for evaluating the transactions described herein or release or disclose such information to any other person, except its employees, auditors, attorneys, financial advisors, banks and other consultants and advisors in connection with this Agreement.  If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shallnot be used to the detriment of, or in relation to any investment in, the other party and all such documents
(including copies thereof) shall be returned to the other party immediately upon the written request of such other party.
     3.5   Standstill.    The Selling Shareholders and GPI agree, until
such time as this Agreement has been terminated in accordance with the provisions of Section 12, that neither the Selling Shareholders nor GPI shall initiate, solicit, or encourage, or use their best efforts to cause any officer, director or employee, or any investment banker, attorney, accountant or other agent retained by the Selling Shareholders or GPI to initiate, solicit or encourage any proposal or offer to acquire all or any part of the business and properties or capital stock of GPI or any of its subsidiaries, whether by merger, purchase of assets, tender offer or otherwise.  The Selling Shareholders and GPI shall not provide any information to any other person, firm or corporation for such a purpose and the Selling Shareholders and GPI further agree that promptly hereafter they shall notify Aquagenix and any other person, firm or corporation which hereafter express an interest in acquiring the GPI Shares or any part of the business or assets of GPI that the Selling Shareholders and GPI have entered into this Agreement and have agreed not to discuss this matter further with any third party.
 4.  Representations and Warranties of GPI and the Selling Shareholders.
     As a material inducement to Aquagenix to enter into and perform this Agreement and complete the purchase of the GPI Shares, GPI and the Selling Shareholders, jointly and severally make the representations and warranties set forth in this Section 4, intending Aquagenix to rely, and acknowledging that Aquagenix is relying, on such representations and warranties in executing this Agreement and entering into the transactions contemplated hereby:
     4.1   Organization and Corporate Authority.    GPI is a corporation
duly organized,validly existing and in good standing under the law of the State of Georgia withfull corporate power and authority to own or lease and use its properties and assets, andto carry on its business as now conducted. GPI is qualified as a foreign corporation to do business in every other jurisdiction where such qualification is necessary to conduct its business as presently conducted.
     4.2   Charter, By-Laws and Minutes.    The copies of the Articles of
Incorporation, Certficate of Good Standing dated within 20 days from the date of Closing, the By-Laws of GPI attached hereto as Exhibit A and minutes of meetings of its Board of Directors and shareholders (or consents in lieu thereof), and any shareholders' agreements among any or all shareholders of
GPI, all as furnished to Aquagenix (in the form attached as Schedule
4.2) are true, correct and complete copies thereof.
     4.3   Authorization and Validity.
           (a) The Selling Shareholders have the full right, power and authority to enter into this Agreement and to sell, transfer and convey to Aquagenix at the Closing the GPI Shares to be sold to Aquagenix by such
Selling Shareholders pursuant to this Agreement, and, upon consummation of the transactions contemplated by this Agreement, Aquagenix will acquire the
GPI Shares free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, claims, charges, encumbrances, options and other rights of any kind. The Selling Shareholders shall indemnify and hold harmless Aquagenix, its officer and directors, from any claims, lawsuits or legal expenses associated with actions relating to ownership or profit sharing of GPI.
           (b) The Selling Shareholders have good and marketable title to the GPI Shares to be sold to Aquagenix by such Selling Shareholders pursuant to this Agreement, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, claims, charges, encumbrances, options and other rights of any kind.
           (c) This Agreement constitutes the valid and binding obligation of the Selling Shareholders, enforceable against such Selling Shareholders in accordance with its terms.
           (d) This Agreement has been duly and validly authorized by all necessary corporate action and upon execution constitutes the valid and legally binding obligations of GPI enforceable in accordance with their respective terms. A copy of the Resolution is attached as Schedule 4.3(d).
     4.4   No Violation.
           (a) No Selling Shareholder or GPI is a party to,subject to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court or governmental body that would prohibit or prevent the execution, delivery or performance of this Agreement by GPI or such Selling Shareholder. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or be in conflict with, or constitute a default (or an event which with notice or lapse or time or both, would constitute a default) under, or result in a termination of or accelerate the performance required, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest,lien or other encumbrance upon any property or assets of the Selling Shareholder or GPI under any agreement, commitment, indenture or other instrument to which any Selling Shareholder or GPI is bound, or violate any statute or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration tribunal applicable any Selling Shareholder or GPI.
           (b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will
(i) violate any provision of the Articles of Incorporation or Bylaws of GPI
(ii) violate, or be in conflict with, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination of or result in the termination or accelerate the performance required by or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of GPI under, any agreement, commitment, indenture or other instrument to which GPI is a party or by which GPI is bound, or to which the property of GPI is subject; (iii) violate any statute or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration tribunal applicable to GPI; or (iv) give rise to the right of termination by any domestic or foreign governmental authority or tribunal of any license, registration, certificate, right of authority to engage in business in such places where GPI now does or has a right to engage in business or heretofore has engaged in business.
     4.5   Absence of Certain Changes.    Since September 30, 1996, GPI has
not:
(i) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects; (ii) paid, discharged or satisfied any claims, liabilities or obligations (absolute accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistence with past practice or as agreed to by the parties; (iii) written off as uncollectible any notes or accounts receivable; (iv) cancelled any debts or waived any claims or rights of substantial value; (v) sold, transferred or otherwise disposed of any of its properties or assets (personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;
(vi) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit or other profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, employee, except where such increase is customary on a periodic basis; (vii) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of GPI; or (viii) agreed, whether in writing or otherwise, to take any action described in this section.
     4.6   No Subsidiaries; Other Interests.    Except as set forth on Schedule
4.6 attached hereto, GPI does not own, directly or indirectly,any capital stock or other equity securities of any corporation nor have any direct or indirect equity ownership interest in any business or entity nor is GPI otherwise under any obligation to purchase or subscribe to any interest income or make any loan or other advance other than business and travel advances to employees in the ordinary course of business, to or any manner make any investment in any person, business or entity.
     4.7   Financial Statements.
           (a) As contained in Exhibit B, Selling Shareholders have heretofore delivered to Aquagenix: (i) a reviewed balance sheet of GPI as of November 30, 1996, including statements of income, changes in stockholders' equity for the period ending November 30, 1996 (the "Financial Statements"), together with notes thereto, all prepared in accordance with generally accepted accounting principals which reports upon the Financial Statements are included as a part thereof; (ii) a balance sheet of GPI as of December 20, 1996, and statements of income, changes in stockholders' equity for the period then ended which are not subject to review the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements fairly present the assets, liabilities, financial condition and results of operations for the period therein referred to; all in accordance with generally accepted accounting principals consistently applied throughout the periods involved.
           (b)  Undisclosed Liabilities.   GPI has no liability, duty or
obligation, including obligations under liability claims, or other tort, contractual claims or obligations, to employees, or otherwise, and GPI has not committed any act or omission, and no event has occurred and no condition exists, which could give rise to such a liability, which is not disclosed or reflected in the Financial Statements or Interim Financial Statements, whether current, long-term, fixed, contingent, or otherwise and which would be required to be reflected, disclosed or accrued on the Financial Statements or Interim Financial Statements (under FASB 5) in accordance with GAAP. GPI has no other such liability, duty or obligation, whether fixed, contingent or otherwise. No claim has been threatened or asserted by any present or former employee, customer or client of GPI regarding any act or omission of either GPI or its personnel, nor has any claim been threatened or asserted by any person regarding any violation by either GPI or its personnel of any laws or any rules, guidelines, policies or regulations of any governmental agency or state regulatory authority, (ii) no event has occurred and no condition exists that might give rise to any such claim, and (iii) GPI and the Selling Shareholders have no knowledge of any event or condition which might lead them to believe that any such claim might be asserted.
           (c)  Accounting Changes.   GPI has not since inception, changed it
accounting practices, methods or principles in any respect. Since January 1, 1996, there has not (i) been any material adverse change in the assets, business, operations, liabilities (absolute, accrued, contingent or otherwise), prospects or financial condition of GPI other than as reflected on the
Financial Statements and Interim Financial Statements.
           (d)  Internal Controls.   GPI maintains internal controls with
respect to its books, records, finances, customer accounts and other operations which are adequate under state regulatory rules and regulations and are in accordance with standard industry practices.
           (e)  Capitalization.  GPI's authorized capitalization consists of one hundred thousand (100,000) shares of common stock having One ($1.00)
Dollar par value, of which 500 shares are issued and outstanding. All issued and outstanding shares of capital stock of GPI are validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.7(f) there are no outstanding (a) securities convertible into or exchangeable for the shares of capital stock of GPI; (b) options, warrants or other rights to purchase or subscribe shares of capital stock of GPI or securities convertible into or exchangeable for shares of capital stock of GPI; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of GPI, any such convertible or exchangeable securities or any such options, warrants or rights.
           (f)  Accounts Receivable.    All accounts receivable of GPI that are
reflected on the Financial Statements and Interim Financial Statements or on
the accounting records of GPI as of the Closing (collectively, the "Accounts Receivable")represent or will represent valid obligations arising from services actually performed in the ordinary course of business. Unless paid prior to the Closing, the accounting records of GPI as of the Closing (which reserves are adequate and calculated consistent with past practice) will not represent a greater percentage of the Accounts Receivable as of the Closing than as reflected in the Financial Statements and Interim Financial Statements represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. Schedule 4.7(g) contains a complete and accurate list of all Accounts Receivable on the date of Closing, which list sets for the aging of such Accounts Receivable.
     4.8   Taxes.
           (a)  Filing and Payment.  Except as set forth on Schedule 4.8(a),
GPI has filed all federal, state, local and other tax returns which are required to be filed by it and which have become due and has paid tax returns which are required to be filed by it and which have become due and has paid all taxes shown thereon, including without limitation all taxes on properties, income, business and occupation, licenses, sales and payrolls, and none of the assets or properties of GPI are subject to any lien or charge for taxes, except statutory liens for taxes not yet due. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies and other assessments however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, including, without limiting the generality of the foregoing, all net income, gross income, payroll, withholding, unemployment insurance, social security, sales, use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workers' compensation, ad valorem, profits, license, employment, estimated, severance and other taxes, customs, duties, fees, assessments or charges of any kind whatever. "Tax" shall mean any one of the foregoing.
           (b) Audits. No federal income, state excise or business or occupation Tax returns of the GPI have been audited by the Internal Revenue S Service or other applicable authorities, and the GPI has not granted any power of attorney to any person to represent it before the Internal Revenue Service or other applicable authorities. No federal or state Tax liabilities have been assessed or proposed which remain unpaid. GPI is unaware of any basis upon which any assessment for a material amount of additional Taxes of GPI could be made.
           (c) Withholding. All Taxes which GPI is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by GPI for such payment, and all withholdings, collections or other payments payable in connection therewith as of the dates of the Financial Statements and Interim Financial Statements are fully reflected or disclosed in the balance sheets included as part of the Financial Statements and Interim Financial Statements at such dates and for the periods then ended. No waivers of statutes of limitations with respect to any Tax returns of GPI nor extensions of time for the assessment of any Tax have been given which are now in effect.
           (d) Sales Tax. All sales Tax on goods, products, materials, services, etc. have been paid for properly in full compliance with local, state and federal laws. All sales Tax has been fully reflected or disclosed in the balance sheets included as part of the Financial Statements and Interim Financial Statements s at such dates and for the periods then ended. No waivers of statutes of limitations with respect to any Tax returns or sales tax issues of GPI nor extensions of time for the assessment of any Tax have been given which are now in effect.
           (e) Transfer Taxes; Transferee Tax Liability. No transfer Taxes are or will be due and payable as a result of the sale of the GPI Shares or the transactions contemplated hereby.
     4.9   Interests of Certain Affiliates.   No officer, director, shareholder
or employee of GPI has any loan, other obligation or other transaction outstanding and owing from GPI or for which GPI is or may be liable under guaranty or otherwise.
     4.10  Insurance.    GPI does not carry directors' and officers' liability
insurance. Schedule 4.10, provides a list of all insurance policies maintained by GPI, the nature of the policy, the deductible and the term of such policy, and except as set forth in Schedule 4.10, GPI has no other insurance policies.
Schedule 4.10 also contains a description of claims against GPI that are currently unsettled or uncompromised (whether insured or uninsured or in litigation or not).
     4.11  Names, Franchises, Permits, Etc.   GPI has not infringed or violated
in any way any software or other license, or any trademark, trade name, copyright, trade secret right or contractual relationship of others,or received any notice, claim or protest respecting any such violation or infringement.
     4.12  Title to Assets.    GPI owns good and marketable title to all the
properties and assets of the type required to be reflected on the Interim Financial Statement which it purports to own (whether personal or mixed, tangible or intangible). Except as set forth on Schedule 4.12, all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interest or other encumbrances of any nature whatsoever, including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security agreements and other title or interest retention agreements. The rights, properties and other assets presently owned, leased or licensed by GPI and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit GPI to conduct its business in all material respects in the same general manner as its business has been conducted since inception. To the extent that any assets included in the Financial Statements are owned by the Selling Shareholders or any other third party and as are set forth on Schedule 4.12, title to such assets shall be good and marketable and such assets shall be transferred by appropriate conveyance of title with any costs associated therewith (tag fees, transfer taxes, etc.) being borne by the Selling Shareholders.
     4.13  Condition of Assets.   The equipment, machinery and all other
tangible assets of GPI are in good operating condition and repair, subject only to ordinary wear and tear and are all adequate for the use to which they are being put. None of such equipment or machinery is in need of maintenance or repair except for ordinary, routine maintenance and repairs which are not material in nature or cost.
     4.14  Leases.   Schedule 4.14 sets forth all leases pursuant to which GPI
leases real or personal property for its facilities of operations. Such agreements are in good standing and valid and enforceable in accordance with their respective terms, and there are no existing defaults or events of default by GPI or, to the best knowledge of GPI, by any other party thereto or events which with notice or lapse of time or both would constitute defaults or events of default under or with respect to any of such agreements. GPI has not received any notice of any default or claim of default with respect to any such agreements or knows of any fact or circumstance which might constitute or give rise to such a claim.
     4.15  Agreements.    Schedule 4.15 sets forth any material contract or
arrangement to which GPI is a party or by or to which it or its assets, properties or business are bound or subject, whether oral or written. All of the agreements set forth in Schedule 4.15 are valid, binding, enforceable agreements in full force and effect. GPI is not in default under any of them (nor is any other party to any of such agreements, nor does any condition exist which with notice or lapse of time or both would constitute a default thereunder) and the transfer of ownership in GPI will not cause a default in any such agreements. To the knowledge of GPI and the Selling Shareholders, there has been no threatened cancellation or termination of any Contract. GPI is not a party to, nor are the assets of GPI subject to or bound by or affected by, any provision of any order of any court or other agency of government or any indenture, agreement or other instrument or commitment which adversely effects the operations of GPI.
     4.16  Employment Matters.
           (a) Except as described in Schedule 4.16, GPI is not a party to any consulting agreement,employment agreement or agreement to lend to, or guarantee any loan to any employee or agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding. GPI has incurred no liability, or taken or failed to take, any action which will result in any liability in respect of any failure to comply with the Fair Labor Standards
Act or any other applicable laws dealing with minimum wages or maximum hours for any employees, and all payments due from GPI on account of its employee health and welfare insurance, holiday and vacation pay and similar benefits have been paid. GPI is not a party to any collective bargaining agreement governing its employees. There is no pending or threatened election for union representation of GPI's employees. The Selling Shareholders have heretofore delivered to Aquagenix complete and correct copies of all Employment and Consulting Agreements to which GPI is a party or by which it is bound as currently in effect.
     4.17  Litigation.   Except as described in Schedule 4.17, no action, suit,
order, judgment, injunction, award or proceeding of any kind has been filed or commenced, or, to the knowledge of GPI, is threatened, before any court, commission, agency or other administrative authority against GPI or which questions or challenges the validity of this Agreement or any action taken or to be taken by GPI or by any Selling Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby which could be anticipated to materially and adversely affect GPI's performance or consummation of the transactions contemplated hereunder or the financial condition of GPI; and (ii) to the best knowledge of the Selling Shareholders and GPI, there is no basis for any such suit, proceeding or investigation.
GPI is not subject to any unsatisfied judgment, order or decree entered in any law suit or proceeding.
           (b) GPI has complied in all material respects with the requirement of Section 4980B of the Code and Sections 5601 to 608 of ERISA relating to continuation coverage for group health plans. Schedule 4.16(b) lists every pension, savings, retirement, severance, health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") which GPI maintains, or has any obligation to contribute to.
           (c) Schedule 41.6(c) sets forth the names, address and functions/positions of all employees and consultants of GPI.
     4.18  Litigation.    No action, suit, order, judgment, injunction, award or
proceeding of any kind has been filed or commenced, or,to the knowledge of GPI, is threatened, before any court, commission, agency or other administrative authority against GPI or which questions or challenges the validity of this Agreement or any action taken or to be taken by GPI or by any Selling Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby which could be anticipated to materially and adversely affect GPI's performance or consummation of the transactions contemplated hereunder or the financial condition of GPI; and (ii) to the best knowledge of the Selling Shareholders and GPI, there is no basis for any such suit, proceeding or investigation. GPI is not subject to any unsatisfied judgment, order or decree entered in any law suit or proceeding.
     4.19 Finder's Fee. GPI has not incurred any obligation of any kind whatsoever to any party for a finder's fee in connection with the transactions contemplated by this Agreement.
     4.20 Approvals. No approval, waiver, authorization, order, license or consent of or registration, qualification or filing with or notification to any governmental or regulatory authority, agency or other person or entity is required in connection with or as a condition of the execution, delivery or performance by GPI or the Selling Shareholders of this Agreement or any related agreements.
     4.21 Licenses and Compliance with Law. GPI has had and continues to have all federal, state and local licenses and permits required to transact its business and, is in compliance with all applicable federal, state and local laws, regulations, and guidelines applicable to GPI's business. GPI has accurately and timely filed all reports, claims and other filings required to be filed in connection with all federal, state and local laws and regulations governing the business of GPI. No validation review or program integrity review related to GPI has been conducted by any federal, state or local governmental agency and, no such review is scheduled, pending or threatened against or affecting GPI or the consummation of the transactions contemplated hereby.
     4.22 Trademarks, Tradenames, Etc. GPI has no and there are no trademarks, tradenames, copyrights, registrations, technology, know how and process (the "Intellectual Property") necessary for the operation of GPI's business as presently conducted.
     4.23 Disclosures. No representations or warranties contained in this Agreement and no statements contained in the Financial Statements, the
Interim Financial Statements, the Schedules or in any Exhibits, or any certificate delivered to Aquagenix pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in order to make the statements contained herein or therein not misleading and in order to fully and fairly provide the information required to be provided in any such document.
     4.24 Books and Records. The books and records of GPI are complete and correct and have been maintained in accordance with sound business practices, including, but not limited to, the maintenance of an adequate system of internal control.
     4.25  Environmental.
           (a) Except as set forth on Schedule 4.24, GPI has obtained all permits, licenses, and other authorizations (collectively,the "Licenses") which are required in connection with the conduct of the Business under all applicable Environmental Laws (as defined below) and regulations relating to pollution or protection of the environment, including Environmental Laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
           (b)  Except as set forth in Schedule 4.24(b), GPI is in compliance in all material respects in the conduct of the Business with all terms and conditions of the Licenses, labels and treatment products and is in compliance in all material respects with federal, state and local label laws associated with treatment products used in the Business and FIFRA, and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment,injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder in connection with the Business.
           (c) Except as set forth on Schedule 4.24(c), GPI has not received any written or verbal notice of, any past, present or future events,conditions, circumstances, activities, practices, incidents, actions or plans which would interfere with or prevent compliance or continued compliance with any Environmental Laws or any regulations, code, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder, or which would give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the GPI's manufacture, processing, storage, distribution, use, treatment, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.
           (d) Except as set forth on Schedule 4.24(d), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the best knowledge of the Selling Shareholders, threatened against GPI, in connection with the conduct of the Business relating in any way to any Environmental Laws or regulation, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.
           (e) For purposes of this Agreement, "Environmental Laws" means collectively, all federal, state and local environmental laws, common laws, statutes, rules and regulations including, without limitation,the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9061
et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C.
Sec. 1801 et seq.), as amended, the Resource Conservation and Recovery Act
(42 U.S.C. Sec. 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), as amended, the Safe Drinking
Water Act (42 U.S.C. Sec. 300f et seq.), as amended, the Clean Air Act
(42 U.S.C. Sec. 7401 et seq.), as amended, the Toxic Substances Control Act
(15 U.S.C. Sec. 2601 etseq.), as amended, the Federal Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sec. 11001 et seq.), as amended, any so-called "superfund" or "super-lien" law and such statutes and ordinances as may be enacted by state and local governments with jurisdiction over any real property now or ever owned or leased by GPI or any real property upon which GPI now conducts or has ever conducted its Business and any permits, licenses, authorizations, variances, consents, approvals, directives or requirements of, and any agreements with, any governments, departments, commissions, boards, courts, authorities, agencies, officials and officers applicable to such real property or the use thereof and regulating, relating to, or imposing liability or standards of conduct concerning any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.
     4.26 Announcement. No announcement with respect to this Agreement or the substance thereof shall be made by GPI and the Selling Shareholders unless Aquagenix shall consent prior thereto.
     4.27 Personal Property. Section 4.26 sets forth a complete and correct list and brief description of each item of machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by GPI having an original purchase cost or aggregate lease cost to the Companies exceeding $5,000 (the "Machinery and Equipment"). Except as set forth in
Schedule 4.27, GPI owns outright and has good title, free and clear of all title defects and objections, security interests, liens, charges and encumbrances of any nature whatsoever (other than the lien of current property taxes and assessments not in default, if any, liens of landlords and other lessors arising under statute, and other liens, claims and encumbrance or charges that do not in any material respect detract from the value of the Machinery and Equipment or interfere with any material way with the present use thereof) to the Machinery and Equipment shown on Schedule 4.26 as owned by it and to all the machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Financial Statements and Interim Financial Statements and all such property acquired since the date thereof, except for sales and dispositions in the ordinary course of business since such date. None of the title defects, objections, security interests, liens, charges or encumbrances (if any) listed on Schedule 4.26 adversely affects the value of any of the items of personal property to which it relates or interferes with its use in the conduct of business of the Companies. Except as set forth in Schedule 4.27 the Companies hold good and transferable leaseholds in all of the Machinery and Equipment as leased by it, in each case under valid and enforceable leases. The Companies are not in breach of or default (and no event has occurred which, with due notice or lapse of time or both, may constitute such a lapse or default) under any lease of any material items of Machinery and Equipment purported to be leased by it. The Machinery and Equipment and other personal property now owned, leased or used by the Companies are sufficient and adequate to carry on its businesses as presently conducted and all items thereof are in good operating condition and repair, reasonable wear and tear excepted. The Companies do not hold any personal property of any other person, firm or corporation pursuant to any consignment or similar arrangement.
5.   Representations of Aquagenix.
     As a material inducement to GPI and Selling Shareholders to enter into and perform this Agreement, Aquagenix makes the representations and warranties set forth in this Section 5.
     5.1   Organization of Aquagenix and Corporate Authority.    Aquagenix is a
corporation duly organized,validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted,to execute and deliver this Agreement and any related agreements to which it is or will become a party at the Closing, and to carry out the transactions contemplated hereby and thereby.
     5.2   Aquagenix's Authority.    This Agreement and any related agreements
to which Aquagenix is a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Aquagenix. This Agreement and any related agreements to which it is a party have been duly executed and delivered and constitute, valid and legally binding obligations of Aquagenix, enforceable in accordance with their respective terms.
     5.3 No Violation. Neither the execution and delivery by Aquagenix of this Agreement or any of the related agreements to which Aquagenix is a party, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof,conflict with or violate any provision of law applicable to Aquagenix, or the charter or By-Laws of Aquagenix or result in a violation or default in any provision of any law, regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which Aquagenix is a party or by which Aquagenix is bound or to which Aquagenix is subject,or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of Aquagenix's assets pursuant to the terms of any such agreement or instrument.
     5.4   Approvals.    No approval, waiver, authorization, order, license or
consent of or registration, qualification or filing with or notice to any governmental or regulatory authorities, agency or other person or entity is required in connection with or as a condition of the execution, delivery or performance by Aquagenix of this Agreement and the related agreements to which it is a party.
6.   Expenses.
     The parties to this Agreement shall bear their respective direct and indirect expenses incurred with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, including without limitation all fees and expenses of agents, representative's counsel and accountants.
7.   Survival of Representations and Warranties.
     The respective representative warranties of the parties contained herein or any certificates delivered prior to at the Closing shall have been deemed represented and made by GPI and the Selling Shareholders at the Closing and shall not be deemed waived or otherwise affected by any investigation made by any other party hereto. Each and every such representation, warranty, covenant and agreement shall survive the execution and delivery hereof and the Closing hereunder for a period of two (2) years.
8.   Covenants of Selling Shareholders.   Selling Shareholders hereby covenant
and agree with Aquagenix:
     8.1   Access to Information.    The Selling Shareholders shall until the
earlier to occur of the Closing or the termination of this Agreement pursuant to Section 12 hereof, cause GPI to afford Aquagenix, its counsel, accountants and other representatives and advisors full access to the operations, offices, properties, books and records of GPI, including but not limited to all books of account, corporate and tax records, material contracts and agreements, filings with any regulatory authority, litigation files (except for any files that may be the subject of privilege), patent and trademark records, engineering and technology reports. Aquagenix shall have the right to review any and all papers of GPI's accountants, and shall have full opportunity to make such investigations as it shall desire to make of the affairs of GPI; and the
Selling Shareholders will cause the officers, accountants and representatives of GPI to furnish such additional financial, operating and other information as Aquagenix shall from time to time reasonably request.
     8.2   Obtaining Consents.    Selling Shareholders shall use their best
efforts, and shall cause GPI to use its best efforts, to obtain prior to the Closing all consents,approvals and authorizations necessary to the consummation of the transactions contemplated hereby and will delivery (or cause GPI to deliver) to Aquagenix copies of such consents promptly after it is obtained.
     8.3 Covenant to Satisfy Conditions. The Selling Shareholders shall use their best efforts to ensure that the conditions set forth in Section 8 hereof are satisfied.
     8.4 Provide Information. The Selling Shareholders agree promptly to inform and advise Aquagenix of any fact or situation which, is or could be reasonably expected to result in a violation of any representation and warranty contained in herein.
     8.5 Investment Intent. The Selling Shareholders represent and covenant herein that the Aquagenix Shares are being acquired hereby solely for the account of the Selling Shareholders for investment purposes and not with a view toward resale or distribution and such Aquagenix Shares may not be transferred, sold assigned or distributed unless they are registered or an exemption from registration is available which shall be substantiated by an opinion of the Selling Shareholders' counsel satisfactory to Aquagenix. Further, the Selling Shareholders understand and agree that the Aquagenix Shares are not registered and Aquagenix has no obligation nor intention to register the Aquagenix Shares, and that the following legend will be placed on the certificates representing the Aquagenix Shares:
     "These securities have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under the Act and any applicable state securities laws is available."

     8.6 Right of First Refusal. If the Selling Shareholders receive or negotiate any "Bona Fide Offer" (as hereinafter defined) to purchase any or all of the Aquagenix Shares and is willing to accept such Bona Fide Offer or designs to sell the Aquagenix shares, the Selling Shareholders shall promptly send a "BFO Notice" (as hereinafter defined), in the case of a Bona Fide Offer, to Aquagenix offering to sell his Aquagenix Shares to Aquagenix at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer or Notice of Offer offering to sell its Aquagenix Shares, indicating the price, terms and conditions of such offer.  The price in the Notice of
Offer shall be based upon the five (5) day trading average closing price immediately prior to the proposed sale as reported by the National Association of Securities Dealers Automative Quotation Systems, National Market System ("NASDAQ/NMS"), as quoted by The Wall Street Journal. Aquagenix shall then have such rights and privileges, for the prescribed time periods as are set forth below.
           a. In the case of any Bona Fide Offer, prior to accepting an offer for the Aquagenix Shares, the Selling Shareholders must offer such shares to Aquagenix by BFO Notice, as defined herein. "Bona Fide Offer" shall mean an offer in writing, signed by an offeror or offerors, who is not related to or affiliated with the Selling Shareholders, in a form legally enforceable against such offeror or offerors.
           b. When notice is sent with respect to a Bona Fide Offer (by a method provided for herein), such notice ("BFO Notice") shall contain a true and complete copy of the Bona Fide Offer setting forth the price and all terms and conditions of the proposed transaction, with the name(s), address(es)
(both home and office) and business(es), or occupation(s), of the offeror or offerors. Any purported notice which does not contain all such requisite information shall not be considered a BFO Notice for the purposes of this Agreement.
           c. When the BFO Notice or Notice of Offer has been sent by the recipient (the "Offering Shareholder") to Aquagenix, the following procedures shall be complied with:
                (1) for a period of sixty (60) days from receipt of the BFO Notice or Notice of Offer as the case may be, Aquagenix shall have the right, at its sole option, to purchase all, and no less than all, of the Aquagenix Shares so offered or direct the sale to a third party.
                (2) if Aquagenix does not elect, within the prescribed time period, to purchase the Aquagenix Shares covered by the Bona Fide Offer or Notice of Offer as the case may be, the Offering Shareholder shall have the right to accept the Bona Fide Offer, subject to the provisions and restrictions of this Agreement, in strict accordance with the terms of the Bona Fide Offer or sell the Aquagenix Shares to a third party on the same terms as are contained in the Notice of Offer, as the case may be and only if the sale is fully consumated within one hundred and twenty (120) days after the original mailing of the Bona Fide Offer or Notice of Offer.
     8.7 Piggy-Back Registration Rights. If at any time after the second anniversary of the effective date of this Agreement but prior to the fifth anniversary of the effective date of this Agreement, the Company shall propose the registration on an appropriate form under the Act of any shares of Common Stock (other than in connection with a merger or acquisition or an employee benefit plan), the Company shall at least 30 days prior to the filing of such registration statement give you written notice of such proposed registration and, upon written notice given to the Company within 10 business days after your receipt of such notice from the Company, shall include or cause to be included in any such registration statement all or such portion of the Aquagenix Shares, as you may request, provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of such Common Stock originally proposed to be registered.
 9.  Conditions Precedent to the Obligations of Aquagenix.
     The obligations of Aquagenix to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of those conditions imposed upon GPI and the Selling Shareholders, any of which Aquagenix may in its sole discretion waive.
     9.1   Representations and Warranties True.    All of the representations
and warranties of GPI and the Selling Shareholders contained in herein shall be true as of the date of this Agreement, and shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the Closing.
GPI and the Selling Shareholders shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing.
     9.2   No Obstructive Proceedings.   No action or proceedings shall have
been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against GPI or the Selling Shareholders which seek, to, or would, render it unlawful as of the Closing to effect the transactions set forth herein in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.
     9.3   Certificates, Documents, Financial Statements and Due Diligence
Inspection Satisfactory.   All certificates, Financial Statements and documents
delivered by GPI and the Selling Shareholders pursuant to this Agreement shall be satisfactory in form and substance to Aquagenix and its counsel acting reasonably and in good faith. GPI shall deliver to Aquagenix an unaudited balance sheet and related financial statements as of a date 30 days prior to Closing, which shall be in form and substance satisfactory to Aquagenix. Aquagenix shall be satisfied, as determined in its sole discretion, that its due diligence inspection of GPI and the Selling Shareholders have revealed no reason why Aquagenix should not consummate the transactions contemplated by this Agreement.
     9.4 Performance. The Selling Shareholders shall have performed and complied with all covenants, obligations and conditions required by this Agreement to be performed or complied with either prior to or at the Closing.
     9.5   Opinion of Counsel.    The Selling Shareholders have furnished to
Aquagenix an opinion of its counsel, acceptable to Aquagenix, dated the date of the Closing, substantially in the form set forth in Exhibit C hereto which will set forth that:.
           (a)  GPI is duly organized, validly existing and in good standing is under the laws of the State of Georgia, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.
           (b) The authorized capital stock of GPI is as set forth in Section 4.7(f). ll the shares have been duly authorized and validly issued, and are fully paid and non-assessable and no personal liability attaches to the ownership thereof. The GPI Shares are the sole outstanding shares of capital stock of GPI, to the best of such counsel's knowledge after due inquiry, except as specifically provided in this Agreement there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the GPI Shares or any unissued or treasury shares of capital stock of the Companies. To the best of counsel's knowledge, the transfer and delivery of the GPI Shares by the Selling Shareholders to Aquagenix as contemplated by this Agreement will transfer to Aquagenix good, marketable title to all the GPI Shares, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions.
           (c) This Agreement has been duly executed by the Selling Shareholders and constitutes the legal, valid and binding obligation of the Selling Shareholders, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.
           (d) Neither the execution or delivery of the Agreement and the performance by the Selling Shareholders thereby will not: (i) violate any provision of the Certificate of Incorporation GPI; (ii) violate, or be in conflict with, or result in a violation by GPI or Selling Shareholders of any state or federal law, which, in our experience, is normally applicable to general business corporations which are not engaged in regulated business activities, and applicable in general to business transactions of the type contemplated by the Agreement, except we express no opinion as to any law, the violation of which would not have a materially adverse effect on GPI, which might be violated by any misrepresentation or omission or a fraudulent act or to which GPI may be subject as a result of Aquagenix's legal or regulatory status or its involvement in the transactions contemplated by the Agreement.
           (e) To the best of such counsel's knowledge after inquiry of the Selling Shareholders and the appropriate officers of GPI, neither the Selling Shareholders nor GPI (i) has received notice of any violation of any such law, regulation, order or other legal requirement,or (ii) is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to GPI or any of its assets, properties or operations.
     9.6   Governmental Permits and Approvals Corporate Resolutions. Any and
all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.
     9.7 Third Party Consents. All necessary consents, permits and approvals, which may be required in connection with the performance by GPI and Selling Shareholders of their obligations under this Agreement or the continuation of any agreements by GPI after the Closing shall be obtained.
     9.8 Compliance Certificate. Aquagenix shall have received a certificate signed by the President or a Vice President and the Secretary of GPI dated as of the Closing and satisfactory in form and substance to Aquagenix.
     9.9 Resignation of Officers and Directors. The directors and officers of GPI shall have tendered their resignations and gpi shall have appointed such directors and officers as directed by Aquagenix.
10.  Conditions Precedent to the Obligations of Selling Shareholders.
     The obligations of Selling Shareholders to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which the Selling Shareholders may, in their sole discretion waive.
     10.1 Representations and Warranties True. All of the representations and warranties made by Aquagenix contained herein shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of Closing; and shall be true at and as of the date of Closing; Aquagenix shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
     10.2 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Aquagenix which seeks to, or would, render it unlawful as of the Closing to affect the transactions set forth herein in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.
     10.3 Performance by Aquagenix. Aquagenix shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them either prior to or at the Closing.
     10.4 Compliance Certificate. The Selling Shareholders shall have received a certificate signed by the President or a Vice President and the Secretary of Aquagenix dated as of the Closing, reasonably satisfactory in form and substance to GPI.
11.  Conduct of GPI's Business Pending the Closing.
     Pending the Closing, and except as otherwise expressly consented to or approved by Aquagenix in writing:
     11.1 Regular Course of Business. GPI will carry on its business in the ordinary course of business consistent with past practice.
     11.2 Amendments. No change or amendment shall be made in the certificate of incorporation or bylaws of GPI.
     11.3 Capital Changes; Dividends; Redemptions. GPI will not issue or sell any shares of capital stock or other securities acquired directly or indirectly, by redemption or otherwise, any such capital stock; reclassify or split up any such capital stock, declare or pay any dividends thereon in cash, securities or other property or make any other distribution with respect thereto; or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto.
     11.4 Subsidiaries. GPI will not organize any new subsidiary, acquire any capital stock or other equity securities of any other corporation or acquire any entity or ownership interest in any business.
     11.5 Organization. GPI shall use its best efforts to preserve its corporate existence and business organization substantially intact, including his present relationship with the material customers.
     11.6 Certain Changes. Except as may be expressly provided in writing or elsewhere in this Agreement, GPI will not: (i) borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent); (ii) discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), in excess of $5,000; (iii) prepay any obligation having a fixed maturity of more than 60 days from the date such obligation was issued or incurred; (iv) permit or allow any of its property or assets(personal or mixed, tangible or intangible) to be subject to any pledge, lien or encumbrance;
(v)cancel any debts or waive any claims or rights of substantial value or sell, transfer or otherwise dispose of any of its properties or assets;
(vi) (A) grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan, or commitment or fringe benefit) or (B) any increase in the compensation payable or to become payable to any employee other than increases required by an existing agreement which is set forth in the schedules to this Agreement; (vii) make any single capital expenditure commitment in excess of $5,000 for additions to its property, plant or equipment or make aggregate capital expenditures and commitments in excess of $5,000 for additions to its property, plant or equipment; (viii) pay, loan or advance any amount to, or sell, transfer or lease its properties or assets to, or enter into an agreement or arrangement with or for the benefit of, any of its officers, directors,or shareholders or any affiliate or associate of any of its officers, directors or shareholders; (ix) agree, whether in writing or otherwise to do any of the foregoing; and (x) compromise any claim or lawsuit or institute any action or proceeding involving GPI or any of its properties or assets in excess of $5,000.
     11.7  Insurance/Properties.   GPI shall continue to insure, at individual
and aggregate limits and scope of coverage not less than those contained in GPI's current insurance policies, its business and operations and all property, real, personal and mixed, owned or leased by GPI, with financial responsible insurance companies against all ordinary and insurable risks consistent with past practice up until the end of business on December 31, 1996. All such property shall be used, operated, maintained and repairs in a customary manner.
     11.8  Chemicals and Other Inventories.   GPI shall maintain sufficient
chemical and other inventories as historically maintained in the ordinary course of business.
     11.9 Compliance with the Laws. GPI shall duly comply with all laws applicable to it and its properties, operations, business and employees.
     11.10 Wrongful Action.   GPI shall neither enter into any transaction,
take any action or fail to take any action which results in,or could reasonably expect it to result in a breach of any of the representations, warranties, disclosure agreements or covenants of the Selling Shareholders or GPI contained in this Agreement, the exhibits hereto or any document delivered pursuant to this Agreement.
12.  Termination.
     12.1 Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing by mutual consent of Aquagenix and the Selling Shareholders.
     12.2  Effect of Termination. In the event of termination pursuant to
Section 12.1, the transactions contemplated by this Agreement shall be terminated without further action by Aquagenix or the Selling Shareholders.
If the transactions contemplated by this Agreement are terminated as provided herein:
           (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof to the party furnishing the same;
           (b) All confidential information received by any party hereto with respect to the business of any other party shall be treated as confidential in accordance with Section 3.4 of this Agreement; and
           (c) No party hereto shall have any liability or further obligation to any other party to this Agreement (i) except as stated in Sections 3.4, 6.1 and Section 12 and (ii)except that if such termination results from the willful failure of any party to fulfill a condition to performance of any other party or to perform a covenant contained in this Agreement or from a material or willful breach by any party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including but not limited to reasonable counsel fees) sustained or incurred by the other parties hereto.
13   Additional Agreements.
     13.1  Agreement Not to Compete.
           (a)  During the period commencing on the date hereof and ending eight
(8) years therefrom, the Selling Shareholders' individually, hereby covenants and agree that they will not, directly or indirectly: (i) as an individual proprietor, partner, stockholder, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others, own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any "Prohibited Activities" (which shall mean industrial vegetation management, further defined as weed, brush, and tree control, growth regulation of grasses, weeds and plants along roadsides, right of ways, airports, industrial sites and along safety guardrails (GPI's activities in pursuing the business of providing industrial vegetation management, roadside and right of way maintenance are herein referred to as the "Business") in the states of Georgia and Tennessee and in any other county and state where the Company conducts business during the restricted period, or (ii) otherwise solicit or attempt to solicit any customers or employees or Aquagenix or GPI.
           (b)  The restrictions against competition set forth in subsection
(a) above are considered by the parties to be reasonable for the purposes of protecting the legitimate business interests of Aquagenix and to ensure Aquagenix obtains the benefit of its bargain hereunder. Accordingly, it is the desire and intent of the parties that the provisions of subsection (a) be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of subsection (a) are adjudicated to be invalid, void or unenforceable, the invalid, void or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In the event of any breach of the covenants set forth in subsection (a), the running of the non-compete period described therein shall be tolled for so long as such breach continues.
           (c) The Selling Shareholders acknowledge that Aquagenix would be irreparably injured and that monetary damages would not provide an adequate remedy to Aquagenix in the event of a breach or threatened breach of the provisions of subsection (a). Accordingly, the Selling Shareholders agree that, in addition to any other remedy available to Aquagenix, Aquagenix shall be entitled to seek injunctive, specific performance and other equitable relief to prevent or restrain the breach or threatened breach of subsection (a), and Aquagenix shall be entitled to receive reimbursement from the Selling Shareholders for all reasonable attorneys' fees and expenses incurred by Aquagenix in enforcing these provisions if it is the prevailing party. If the Selling Shareholders are the prevailing party, the Selling Shareholders shall be entitled to receive reimbursement from the Company for all reasonable attorneys' fees and expenses incurred by the Selling Shareholders.
           (d) If Aquagenix takes any action at law or in equity to enforce the provisions of this Section 13, the prevailing party shall be entitled to all fees, costs and expenses, including attorneys' fees, trial and appellate level, in connection with such enforcement from the non-prevailing party.
           (e) In the event that any Selling Shareholders shall be in violation of the aforementioned restrictive covenants, then the time limitation thereof with respect to the defaulting party shall be extended for a period of time equal to the period of time during which breach or breaches should occur; and
in the event Aquagenix should be required to seek relief from a court of competent jurisdiction, then the covenant shall be extended for a period of time equal to the pendency of such proceeding, including appeals.
     13.2 Non-Competition Agreements. GPI and Selling Shareholders shall use their best efforts cause to be delivered within thirty (30) days after Closing non-compete agreements for all employees in the form as used by the Company in the normal course of its business.
     13.3 Liabilities Assumed. Subject to the terms and conditions set forth in this Agreement, Aquagenix hereby agrees to assume and perform and pay when due, all of the debts, liabilities, claims, obligations and contracts, of every kind, character or description, whether accrued, absolute, contingent or otherwise existing at the Closing Date of GPI set forth and represented by the Financial Statements appearing as Exhibit B hereto.
14.  Indemnification by Selling Shareholders.
     14.1 Obligation of Selling Shareholders to Indemnify. The Selling Shareholders agree to indemnify, defend and hold harmless Aquagenix and its directors, officers, employees, affiliates and assigns ("Aquagenix Indemnitees")from and against any losses, liabilities, damages, deficiencies, all suits, proceedings, investigations, claims, charges, assessments, costs or expenses (including, but not limited to interest, penalties and reasonable attorneys' fees and disbursements) incurred or suffered by the Aquagenix Indemnitees or any of them, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, and whether raised by the parties hereto or any third party ("Loss") based upon, arising out of or otherwise due to:
           (a)  any false and inaccurate representation or warranty made by or on behalf of the Selling Shareholders contained in this Agreement or in any document or other writing delivered pursuant to this Agreement;
           (b) Any breach or default in the performance, covenant or agreement of Selling Shareholders contained in this Agreement or in any document or other writing delivered pursuant to this Agreement;
           (c) Facts or circumstances existing on or prior to the Closing Date which give rise to claims by any third parties against Aquagenix, Aquagenix Indemnitees or GPI, including (but not limited to) any claims arising from any service rendered by GPI.
     14.2 Claims by Third Parties. Promptly after receipt by Aquagenix of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability")that may result in a Loss, Aquagenix shall properly give written notice thereof (the "Claims Notice") to the Selling Shareholders. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (if stated) of the Loss that has been or may be suffered by Aquagenix.  If no written objection is received or, if received or agreement is reached as to the amount of such loss, Aquagenix shall thereupon have the right to recover the amount of such claim, from the Selling Shareholders.
     14.3 Defensive Claims by Third Parties.If a third party claim is asserted which might result in a Loss giving rise to payment or indemnification under
Section 14.1, Aquagenix shall, with reasonable promptness, provide the Selling Shareholders notice of any such claim, make available to the Selling Shareholders all information (within Aquagenix's knowledge or control) relevant material to such claim and otherwise keep the Selling Shareholders informed of the progress of any defense, settlement or the disposition of the claim. The Selling Shareholders shall fully cooperate in the defense, settlement or other disposition of such claim; provided that any failure on the part of Aquagenix to comply with this section shall not affect Aquagenix's right to receive indemnification or payment under this Section 14, unless such failure shall cause material prejudice to the Selling Shareholders. The Selling Shareholders shall have the right to participate in the defense, settlement or other disposition of any claim in which one or more Selling Shareholders is named as a party and to be represented in the proceedings related to such claim by their own legal counsel; provided that such counsel is approved by Aquagenix (which approval shall not be unreasonably withheld) and all costs and expenses of such counsel are born by the Selling Shareholders.
15.  Indemnification by Aquagenix
     15.1 Obligation of Aquagenix to Indemnify. Aquagenix hereby agrees to indemnify, defend and hold harmless Selling Shareholders from and against any losses, liabilities, damages, deficiencies, lawsuits, proceedings, investigations, claims, charges, assessments, costs or expenses, including interest, penalties and reasonable attorneys fees and disbursements incurred or suffered by the Selling Shareholders, whether a suit is instituted or not, and if instituted, whether any trial at appellate level and whether raised by the parties hereto or any third party loss based upon, rising out of, or otherwise due to (a) any false or inaccurate representation or warranty made by or on behalf of Aquagenix contained in this Agreement or in any document or otherwise pursuant to this Agreement; (b) any breach or default in the performance, covenant or agreement of Aquagenix contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; (c)
facts or circumstances existing on or prior to the closing date which give rise to claims by any third parties against Aquagenix, including, but not limited to, any claims arising from any service rendered by Aquagenix.
     15.2 Claims by Third Parties. Promptly after receipt by Selling Shareholders of any demand, claim or circumstances which the lapse of time would give rise to a claim with a commencement (or threatened commencement) of any action, proceeding or investigation (and asserted liability), that may result in a loss, Selling Shareholders shall promptly give written notice there of (of claims notice) to Aquagenix. The claims notice shall describe the asserted liability in reasonable detail, shall indicate the amount, if stated, of the loss that has been or may be suffered by Selling Shareholders. If no written objection is received, or if received agreement is reached as to the amount of such loss, Selling Shareholder shall thereon have the right to recover the amount of such claim from Aquagenix.
     15.3 Defensive Claims by Third Parties. If a third party claim is asserted which might result in a loss giving rise to payment or indemnification under Section 15.1, Selling Shareholder shall, with reasonable promptness, provide Aquagenix notice of any such claim, make available to Aquagenix all information, within Selling Shareholder knowledge or control, relevant material to such claim and otherwise keep Aquagenix informed of the progress of any defense, settlement or disposition of the claim. Aquagenix shall fully cooperate in defense, settlement, or other disposition of such claim; provided that any failure on the part of Selling Shareholder to comply with this section shall not effect Selling Shareholders' right to receive indemnification or payment under this Section 15 unless such failure shall cause material prejudice to Aquagenix.  Aquagenix shall have the right to participate in the defense, settlement or other disposition of any claim in which Aquagenix or its related company is named as a party to be represented in the proceedings related to such claim by its own legal counsel, provided that such counsel is approved by the Selling Shareholders (which approval shall not be unreasonably withheld) and all costs and expenses for such counsel are borne by Aquagenix.
16.  General
     16.1 Entire Agreement. All Exhibits and Schedules hereto shall be deemed to be incorporated into and made a part of this Agreement. This Agreement, together with the Exhibits and Schedules hereto, and any related agreements contain the entire agreement among the parties and there are no agreements, representations, or warranties by any of the parties hereto which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all parties hereto.
     16.2  Separate Counterparts.   This Agreement may be executed in several
identical counterparts, all of which when taken together shall constitute but one instrument.
     16.3  Parties in Interest.   This Agreement is binding on and shall inure
to the benefit of the parties and their respective heirs and permitted successors and assigns. Nothing in this Agreement is intended to confer any right or remedy or by reason of this Agreement on any person other than the Selling Shareholders or Aquagenix and their respective heirs, successors and permitted assigns.
     16.4  Assignment.   This Agreement may not be assigned by the Selling
Shareholders. Aquagenix may assign this Agreement to Aquagenix or any affiliate wholly owned by Aquagenix without consent of the Selling Shareholders and such assignment shall not in any way effect the terms, conditions or enforceability of this Agreement.
     16.5  Notices.   All notices hereunder shall be in writing and shall be
delivered or mailed by registered or certified mail, postage and fees prepaid, to the party to be notified at the party's address shown below. Notices which are hand delivered shall be effective on delivery. Notices which are mailed shall be effective on the fifth day after mailing.
     Aquagenix, Inc.
     6500 N.W. 15th Avenue
     Fort Lauderdale, Florida  33309
     Attention:  Andrew Chesler

     With a copy to:

     Atlas, Pearlman, Trop & Borkson, P.A.
     200 East Las Olas Boulevard
     Suite 1900
     Fort Lauderdale, Florida  33301
     Attn:  Charles B. Pearlman

     Selling Shareholders:

     Garry Seitz
     4310 Southeast 51st Place
     Ocala, Florida 34480

     Jan P. Seitz
     4310 Southeast 51st Place
     Ocala, Florida 34480

     With a copy to:

     Stan Durden, P.C.
     1496 Prince Ave.
     Athens, GA  30606


     16.6  Gender.   All pronouns used herein shall include the masculine,
feminine and neuter gender, as the context requires.
     16.7  Governing Law.   The execution, interpretation, and performance of
this Agreement shall be governed by the laws of the State of Florida, including its law of conflict of laws, which apply to contracts executed and performed solely in Florida.
     16.8  Jurisdiction.
           (a) Jurisdiction. Any suit, action or proceeding, whether claim or counterclaim, arising out of or relating to this Agreement or any related agreement or which in any way relates, directly or indirectly, to the Sale or the dealings of the parties with respect thereto, shall be instituted solely in the Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida, or the United States District Court for the Southern
District of Florida, and each party irrevocably consents and submits to the jurisdiction and venue of such courts. Each party also irrevocably appoints and constitutes the Secretary of the State of Florida as its agent to accept and acknowledge on its or his behalf all service of process in connection with any such matter and irrevocably waives any objection which it may now or hereinafter have to the venue of any suit, action or proceeding brought in such court and any claim that such court is an inconvenient forum. Each party further agrees that service of process in accordance with this paragraph shall be deemed in every respect effective and valid personal service of process upon it or him.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.
                              AQUAGENIX, INC.


                              By:    /s/ Andrew Chesler
                              Name:  Andrew Chesler
                              Title: President

                              Selling Shareholders:


                              /s/ Garry Seitz
                                  Garry Seitz

                              /s/ Garry Seitz
                                  Garry Seitz, Attorney in Fact for
                                  Jan P. Seitz


                              GOOD SHEPHERD, INC. D/B/A
                              GREEN PASTURES, INC.


                              By:    /s/ Garry Seitz
                              Name:  Garry Seitz
                              Title: President